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OWENS-ILLINOIS REACHES SETTLEMENTS TOTALING $400 MILLION IN ASBESTOS INSURANCE
LITIGATION

Toledo, Ohio, December 21, 1995 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it has reached settlements with certain reinsurance companies participating as parties in the United Insurance case, resulting in the confirmation of approximately $140 million of additional insurance coverage related to asbestos claims against Owens-Illinois.

Owens-Illinois further announced that it has reached an agreement with Owens Insurance Ltd. (OIL), settling the remaining insurance at issue in the case. OIL is a wholly-owned subsidiary of Owens-Illinois and was the principal insurer providing coverage for O-I's asbestos claims through reinsurance policies issued by various insurers. The settlement agreement with OIL is a necessary step toward obtaining reimbursement from those reinsurers which have not already settled the reinsurance coverage claims against them.

The combination of these settlements, along with expected reimbursement of lesser amounts from other third party sources, reflect additional insurance coverage totaling approximately $400 million. Previously, Owens-Illinois had received approximately $100 million from earlier settlements with other reinsurers involved in the case.

The settlements announced today involve all of the remaining coverage issues among all the parties in the United Insurance case. While certain reinsurers may contest the OIL settlement, Owens-Illinois believes that ultimately it will be enforced in accordance with its terms. Furthermore, the settlements have been accepted by the Superior Court of New Jersey, which expressly endorsed the OIL settlement as a fair and reasonable resolution of the protracted United Insurance coverage dispute.

Owens-Illinois will use the settlement proceeds, when received, to reduce bank debt incurred in paying claims.

Thomas L. Young, Owens-Illinois executive vice president and general counsel, said, "With the agreements announced today, we have now resolved our coverage dispute with the principal insurer and with all of the reinsurers that had been parties to the United Insurance case. Although the settlement agreements will result in some reduction in the value of the company's asbestos insurance asset, the agreements that have been concluded to date affirm our previously stated opinion that we would ultimately receive a substantial amount of coverage as a result of this litigation."

Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "These settlements mark the beginning of a new chapter in the history of Owens-Illinois. Throughout this dispute, we have maintained good operating results and financial flexibility to implement our growth strategy. Now we will receive additional and timely resources to support the continued growth of our business and pursue new investment opportunities around the world."

CONTACT:  Owens-Illinois, John Hoff, 419-247-1203

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